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                                                                     Exhibit 77M

ITEM 77M/77Q1(g) -- MERGERS:

The series of Columbia Funds Series Trust I listed in the table below in the column captioned "Acquiring Fund" (the "Acquiring Fund") became the surviving entity in a reorganization (the "Reorganization") with the Series of RiverSource Managers Series, Inc. and Seligman Growth Fund, Inc. listed next to it under the column of the table below captioned the "Acquired Fund" (the "Acquired Fund"):

               ACQUIRED FUND                             ACQUIRING FUND
--------------------------------------------   ---------------------------------
RiverSource Partners Fundamental Value Fund*   Columbia Contrarian Core Fund
Seligman Growth Fund, Inc.**                   Columbia Large Cap Growth Fund

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*     A series of the RiverSource Managers Series, Inc.

**    A series of Seligman Growth Fund, Inc.

In September 2010, the Board of Trustees of Columbia Funds Series Trust I, the Board of Directors of RiverSource Managers Series, Inc. and the Board of Directors of Seligman Growth Fund, Inc. each approved an agreement and plan of reorganization (the "Agreement and Plan") providing for the sale of all of the assets of the Acquired Funds to, and the assumption of all of the liabilities and obligations of the Acquired Funds by, the Acquiring Funds, in complete liquidation of the Acquired Funds. At a meeting of shareholders held on February 15, 2011, shareholders of the Acquired Funds approved the Agreement and Plan with respect to the applicable Reorganization.

Effective on April 11, 2011, the Acquiring Fund acquired all the assets of, and assumed all the liabilities and obligations of, the Acquired Funds, in complete liquidation of the Acquired Funds. Shareholders of each class of shares of the Acquired Funds received shares of the corresponding share class of the Acquiring Fund in accordance with the Agreement and Plan.

The registration statement of Columbia Funds Series Trust I, on Form N-14, which was filed with the Securities and Exchange Commission on December 29, 2010 (ACCESSION NO. 0001193125-10-289274) is incorporated by reference, including without limitation the Agreement and Plan filed as Exhibit (4) to the registration statement and the applicable prospectus/proxy statement describing the applicable Reorganization.